Exhibit 2.1

SHARE EXCHANGE AGREEMENT

dated

September 29, 2019

by and among

Immunovant Sciences Ltd., a Bermuda exempted limited company,

the stockholders of the Company,

Roivant Sciences Ltd., a Bermuda exempted limited company,

and

Health Sciences Acquisitions Corporation, a Delaware corporation

i

ii

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of September 29, 2019, by and among Immunovant Sciences Ltd., a Bermuda registered exempted limited company (the “Company”), the stockholders of the Company (each, a “Stockholder” and, collectively, the “Stockholders”), Roivant Sciences Ltd., a Bermuda exempted limited company (the “Stockholders’ Representative”), and Health Sciences Acquisitions Corporation, a Delaware corporation (the “Purchaser”).

W I T N E S E T H :

A.     The Company and its Subsidiaries (the “Company Group”) are in the business of developing innovative therapies for patients suffering from debilitating autoimmune diseases (the “Business”);

B.     The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.     The Stockholders own all of the Company’s outstanding equity securities;

D.     The parties desire that the Purchaser purchase 100% of the Company’s outstanding equity securities from the Stockholders in exchange for the Closing Payment Shares, subject to the terms and conditions set forth herein (the “Share Exchange”);

E.     Concurrently with this Agreement, the Sponsor Restricted Stock Agreement, Lock-Up Agreements and Registration Rights Agreement have been executed by the parties thereto; and

F.     The parties intend for the Share Exchange to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company and the Purchaser are to be parties under Section 368(b) of the Code.

The parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1     “AAA” has the meaning set forth in Section 3.2(c).

1.2     “Acceleration Event” has the meaning set forth in Section 3.3(c).

1.3     “Acquisition Proposal” means any agreement, offer, proposal or indication of interest (other than this Agreement and the transactions contemplated hereby), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase by any Person or Group, directly or indirectly, of any securities of the Purchaser or any member of the Company Group, or any tender offer or exchange offer, (B) any merger, consolidation, business combination, share exchange or similar transaction involving the Purchaser or any member of the Company Group, (C) any sale, acquisition, disposition, mortgage, pledge or other transfer of any of the assets of the Purchaser or any member of the Company Group, (D) any strategic joint venture, partnership, joint development, license or similar transaction or (E) any liquidation or dissolution of the Purchaser or any member of the Company Group, or any extraordinary dividend, whether of cash or other property, in each case of the foregoing clauses, in any single transaction or series of related transactions; provided, for the avoidance of doubt, that in no event shall (i) any issuance of Company Common Shares upon exercise of Company Options, (ii) any grant of Company Options in the ordinary course of business, (iii) any issuance or incurrence of any Company Convertible Debt or the conversion to the underlying securities pursuant to the terms of such Company Convertible Debt, (iv) any equity issuance pursuant to Schedule 1.23 or (v) any other bona fide financing by the Company (subject to the Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed) be deemed an Acquisition Proposal (each, a “Company Permitted Financing”).

1.4     “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.5     “Additional Agreements” means the Registration Rights Agreement, Lock-Up Agreements, the Sponsor Restricted Stock Agreement and Indemnification Agreements.

1.6     “Advised Parties” has the meaning set forth in Section 13.19(b).

1.7     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Stockholders, which portfolio companies may otherwise be deemed to be under common Control with the Company).

1.8     “Arbitrator” has the meaning set forth in Section 11.1(a).

1.9     “Audited Financial Statements” has the meaning set forth in Section 4.10(a).

1.10     “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, instrumentality, department or authority, any court, tribunal, judicial authority, administrative hearing body, arbitrator, commission or other similar dispute-resolving panel or body, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.11     “Balance Sheet Date” has the meaning set forth in Section 4.10(a).

1.12     “Balance Sheet” has the meaning set forth in Section 4.10(a).

1.13     “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.14     “Business” has the meaning set forth in the Recitals.

1.15     “Business Combination” has the meaning set forth in Section 5.11.

1.16     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, are authorized to close for business.

1.17     “Cash Closing Requirement” shall mean an amount in cash equal to $65 million, which such amount shall include funds remaining in the Purchaser’s Trust Account (net of any redemptions of Purchaser Common Stock (the “Redemptions”)). Such amount does not include any amount raised by the Company in a bridge financing prior to the date of this Agreement.

1.18     “Change of Control” has the meaning set forth in Section 3.3(c).

1.19     “Change of Recommendation” has the meaning set forth in Section 7.7.

1.20     “Charter Documents” has the meaning set forth in Section 4.6.

1.21     “Closing Date” has the meaning set forth in Section 2.3.

1.22     “Closing Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness for borrowed money of the Company Group, on a consolidated basis, determined in accordance with U.S. GAAP in excess of the Company Base Indebtedness.

1.23     “Closing Payment Shares” means stock certificates representing, in the aggregate, (a) 43,000,000 shares of Purchaser Common Stock less (i) the number of shares of Purchaser Preferred Stock issued to Roivant Sciences Ltd. in connection with the Closing and (ii) the number of shares of Purchaser Common Stock to which the Company Options are entitled pursuant to Section 2.2(a), as calculated on a treasury stock method, less (b) the quotient of the Stockholders’ pro rata portion of the Closing Indebtedness divided by $10.00, provided, that the foregoing calculation shall be made on an iterative basis, issuable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Schedule 1.23, with a deemed price per share of no less than $10.00

(which amounts shall be calculated based upon the Company’s capitalization as of the date of this Agreement). Company will provide to Purchaser an updated Schedule 1.23 at least five (5) Business Days prior to Closing (which amounts shall be calculated based upon the Company’s capitalization as of the Closing).

1.24     “Closing Press Release” has the meaning set forth in Section 7.5(b).

1.25     “Closing Statement” has the meaning set forth in Section 3.2(a).

1.26     “Closing” has the meaning set forth in Section 2.3.

1.27     “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.28     “Code” means the Internal Revenue Code of 1986, as amended.

1.29     “Company Base Indebtedness” means $2.9 million.

1.30     “Company Board” has the meaning set forth in Section 7.7.

1.31     “Company Certificate” has the meaning set forth in Section 10.2(d).

1.32     “Company Common Shares” has the meaning set forth in Section 4.5.

1.33     “Company D&O Policy” has the meaning set forth in Section 9.7(b).

1.34     “Company Employees” means the current employees of the Company as of the Closing.

1.35     “Company Group” has the meaning set forth in the Recitals.

1.36     “Company Option” has the meaning set forth in Section 2.2(a).

1.37     “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company Group’s dominion or control.

1.38     “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.39     “Converted Option” has the meaning set forth in Section 2.2(a).

1.40     “Data Protection Laws” has the meaning set forth in Section 4.17(a)(i).

1.41     “Deal Communications” has the meaning set forth in Section 13.19(c).

1.42     “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.43     “Determination Date” has the meaning set forth in Section 3.2(a).

1.44     “Disclosure Schedule” mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Purchaser on the date of this Agreement.

1.45     “Earnout Period” has the meaning set forth in Section 3.3(b).

1.46     “Earnout Shares” has the meaning set forth in Section 3.3(a).

1.47     “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.48     “Equity Award” means the options and restricted stock units outstanding under the Equity Incentive Plan.

1.49     “Equity Incentive Plan” means the Company’s 2018 Equity Incentive Plan.

1.50     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.51     “Estimated Closing Indebtedness” has the meaning set forth in Section 3.2(a).

1.52     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.53     “FDA” has the meaning set forth in Section 4.28.

1.54     “FDA Application Integrity Policy” has the meaning set forth in Section 4.28.

1.55     “Financial Statements” has the meaning set forth in Section 4.10(a).

1.56     “Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a)(ii).

1.57     “GAAP” means generally accepted accounting principles, consistently applied.

1.58     “Governmental Approval” has the meaning set forth in Section 4.3.

1.59     “Group” has the meaning set forth in Section 3.3(c).

1.60     “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.61      “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.62      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.63     “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person and (f) any agreement to incur any of the same. For the avoidance of doubt, Indebtedness shall not include Taxes. With respect to the Company, Indebtedness shall exclude any of the foregoing obligations that will be converted into equity securities of the Company on or prior to the Closing and will be entitled to the Closing Payment Shares, including such obligations set forth in Schedule 1.63 (such excluded obligations, the “Company Convertible Debt”).

1.64     “Independent Accountant” has the meaning set forth in Section 3.2(c).

1.65     “Insured Parties” has the meaning set forth in Section 9.7(b).

1.66     “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.67     “Interim Period” has the meaning set forth in Section 7.1.

1.68     “IPO” means the initial public offering of the Purchaser pursuant to a prospectus dated May 9, 2019.

1.69     “IRS” means the U.S. Internal Revenue Service.

1.70     “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, legislation, principle of common law, edict, decree, treaty, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

1.71     “Leases” means the leases set forth on Schedule 1.71 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.72     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.73     “Lock-Up Agreements” means the Lock-Up Agreements between the Purchaser and each of the Stockholders executed as of the date hereof (to be effective upon the Closing) in the form attached hereto as Exhibit A.

1.74     “Material Adverse Effect” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company Group: (i) any event, occurrence, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the transactions contemplated by this Agreement (other than for purposes of any representation or warranty contained in Section 4.4 but subject to disclosures in Schedule 4.4 of the Disclosure Schedule); (ii) any event, occurrence, circumstance, change or effect in the industries in which the Company Group operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company Group is adversely affected materially disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect materially disproportionately affects the Company Group relative to other participants in the industries in which the Company Group operates or the economy generally, as applicable; (iv) the failure of the Company to meet internal expectations or projections or the results of operations of the Company Group; (v) any event, occurrence, circumstance, change or effect resulting or arising from Purchaser’s material breach of this Agreement that is not subsequently cured in accordance with Section 13; (vi) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Law or U.S. GAAP; or (vii) any matters disclosed in the Proxy Statement; it being understood that the exception in clause “(iv)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(i)” through “(iii)” or “(v)” through “(vii)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

1.75     “Material Contracts” has the meaning set forth in Section 4.14(a).

1.76     “Nasdaq” means the Nasdaq Capital Market.

1.77     “Nasdaq Listing Application” has the meaning set forth in Section 7.4.

1.78     “Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no party to this Agreement will be considered a Non-Recourse Party.

1.79     “Notice of Objection” has the meaning set forth in Section 3.2(b).

1.80     “OFAC” has the meaning set forth in Section 4.17(b).

1.81     “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.82     “Outside Closing Date” has the meaning set forth in Section 12.1(a).

1.83     “PBGC” has the meaning set forth in Section 4.22(b).

1.84     “Permits” has the meaning set forth in Section 4.16.

1.85     “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting Real Property that are not, individually or in the aggregate material to the Business; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (d) non-exclusive licenses of Intellectual Property Rights granted or received in the ordinary course of business consistent with past practice; (e) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, the existence of which would not have a Material Adverse Effect; and (f) the Liens set forth on Schedule 1.86.

1.86     “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.87     “Plan(s)” has the meaning set forth in Section 4.22(a).

1.88     “Prior Company Counsel” has the meaning set forth in Section 13.19(a).

1.89     “Privileged Deal Communications” has the meaning set forth in Section 13.19(c).

1.90     “Prospectus” has the meaning set forth in Section 13.14.

1.91     “Proxy Statement” has the meaning set forth in Section 9.1(a).

1.92     “Purchaser Board” has the meaning set forth in Section 5.11.

1.93     “Purchaser Board Recommendation” has the meaning set forth in Section 5.11.

1.94     “Purchaser Charter Amendment” has the meaning set forth in Section 9.1(a).

1.95     “Purchaser Charter Documents” has the meaning set forth in Section 2.7.

1.96     “Purchaser Common Stock” means the common stock, par value $0.0001 per share, of Purchaser.

1.97     “Purchaser Financials” has the meaning set forth in Section 5.12(b).

1.98     “Purchaser Material Adverse Effect” means (i) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of the Purchaser, taken as a whole, or (ii) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

1.99     “Purchaser Material Contract” has the meaning set forth in Section 5.19(a).

1.100     “Purchaser Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Purchaser.

1.101     “Purchaser Private Warrant” means each redeemable warrant issued in the private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one-half (1/2) of one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.102     “Purchaser Public Warrant” means each redeemable warrant that was included as part of each Purchaser Unit in the IPO, entitling the holder thereof to purchase one-half (1/2) of one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.103     “Purchaser Representatives” has the meaning set forth in Section 7.7.

1.104     “Purchaser SEC Documents” has the meaning set forth in Section 5.12(a).

1.105     “Purchaser Securities” has the meaning set forth in Section 5.10.

1.106     “Purchaser Stockholder Approval” has the meaning set forth in Section 9.2(a).

1.107     “Purchaser Stockholder Matters” has the meaning set forth in Section 9.1(a).

1.108     “Purchaser Stockholder Meeting” has the meaning set forth in Section 9.2(a).

1.109     “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of Purchaser Common Stock, and (b) one redeemable warrant to purchase one-half (1/2) of one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.110     “Purchaser Warrant” means each Purchaser Private Warrant and Purchaser Public Warrant.

1.111     “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.112     “Redemptions” has the meaning set forth in Section 1.17.

1.113     “Reference Time” means, with respect to the Company, the close of business on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

1.114     “Reg. D” has the meaning set forth in Section 6.5(a).

1.115     “Registration Rights Agreement” means the agreement executed between the Purchaser and the Stockholders executed as of the date hereof (to be effective upon the Closing) in the form attached hereto as Exhibit B governing the resale of the Closing Payment Shares, the Purchaser Common Stock held by Sponsor, and the Purchaser Public Warrants.

1.116     “Rejection Recommendation” has the meaning set forth in Section 1.137.

1.117     “Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

1.118     “R&W Insurance Policy” means the Representations and Warranties Insurance Policy, bound by AXA XL Insurance as of the date hereof and effective as of the Closing Date, in the form attached hereto as Exhibit E, with Policy Number US00094394BL19A.

1.119     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.120     “SEC” means the U.S. Securities and Exchange Commission.

1.121     “Section 16” has the meaning set forth in Section 7.5.

1.122     “Securities Act” means the Securities Act of 1933, as amended.

1.123     “Share Exchange” has the meaning set forth in the Recitals.

1.124     “Sponsor” means Health Sciences Holdings, LLC, a Delaware limited liability company.

1.125     “Sponsor Restricted Stock Agreement” means the Restricted Stock Agreement between the Purchaser and the Sponsor executed as of the date hereof (to be effective upon the Closing) in the form attached hereto as Exhibit C.

1.126     “Standard Contracts” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) Contracts with Company’s own employees or contractors substantially on Company’s standard forms, and (c) standard non-disclosure agreements, material transfer agreements and master services agreements.

1.127     “Stockholders’ Representative” has the meaning set forth in Section 13.15.

1.128     “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.129     “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.130     “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment in the nature of a tax imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.131     “Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.132     “Trading Day” means any day on which the principal securities exchange or securities market on which the Purchaser Common Stock are then traded is open for trading.

1.133     “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added (to the extent irrecoverable), excise, stock transfer, filing, real property transfer, recording, and other similar Taxes and fees (including any penalties and interest) applicable to or incurred in connection with the transactions contemplated by this Agreement.

1.134     “Transaction Expense” of a Person means, without duplication, the aggregate expenses, fees and disbursements of all attorneys, accountants and investment bankers for which a Person is liable in connection with the negotiation, execution, delivery and performance of this Agreement through the Closing that remain unpaid or outstanding as of the Closing.

1.135     “Transaction Securities” means the Closing Payment Shares, the Earnout Shares and the Purchaser Common Stock issuable upon the exercise of the Converted Options.

1.136     “Triggering Event” shall be deemed to have occurred if: (A) a Change of Recommendation shall have been effected or occurred for any reason, (B) the Purchaser shall have failed to convene or hold the Purchaser Stockholder Meeting in accordance with Section 9.2, (C) the Purchaser or the Company shall have breached any of the provisions of Section 7.7 or Section 8.2 in any material respect, (D) the Purchaser Board fails to reaffirm the Purchaser Board Recommendation within 10 Business Days after the Company requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than 10 Business Days prior to the Purchaser Stockholder Meeting, no later than one Business Day prior to the Purchaser Stockholder Meeting; provided that if such Acquisition Proposal is subsequently modified within such period, then the Purchaser Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Purchaser Stockholder Meeting) or (E) a tender or exchange offer relating to securities of the Purchaser shall have been commenced by a Person unaffiliated with the Company and the Purchaser fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Purchaser unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Purchaser Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Purchaser (or by any of its Affiliates or Purchaser Representatives) or in any Schedule 14D-9 filed by the Purchaser with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

1.137     “Trust Account” has the meaning set forth in Section 5.9.

1.138     “Trust Agreement” has the meaning set forth in Section 5.9.

1.139     “Trust Fund” has the meaning set forth in Section 5.9.

1.140     “Trustee” has the meaning set forth in Section 5.9.

1.141     “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.142     “Unaudited Financial Statements” has the meaning set forth in Section 4.10(a).

Article II
SHARE EXCHANGE

2.1     Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall issue to the Stockholders the Closing Payment Shares, which shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions and the Lock-Up Agreements, and each Stockholder shall receive the number of Closing Payment Shares opposite such Stockholder’s name on Schedule 1.23, which may be adjusted on a pro rata basis pursuant to the final Closing Payment Shares as determined pursuant to Section 3.2, in exchange for the number of Company Common Shares opposite such Stockholder’s name on Schedule 1.23. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Purchaser shall issue to Roivant Sciences Ltd. 10,000 shares of Purchaser Preferred Stock.

2.2     Stock Option Conversion.

(a)     On the Closing Date, each option to purchase Company Common Shares (each, a “Company Option”) that is outstanding under any Equity Incentive Plan immediately prior to the Closing, and each Equity Award, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by the Purchaser and converted into an option to purchase shares of Purchaser Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Closing (including expiration date, vesting conditions, and exercise provisions), except that each Converted Option shall be exercisable for that number of shares of Purchaser Common Stock and have a per share exercise price for each share of Purchaser Common Stock issuable upon exercise of the Converted Option as set forth in Schedule 1.23 opposite the name of each holder of a Company Option, which may be adjusted on a pro rata basis pursuant to the final Closing Payment Shares as determined pursuant to Section 3.2.

(b)     At the Closing, Purchaser shall assume all of the obligations of the Company under any Equity Incentive Plan in respect of Company Options, and shall assume such outstanding awards and the obligations under the agreements evidencing such awards. Purchaser shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Purchaser Common Stock for delivery upon settlement of the assumed Company Options in accordance with Section 2.2(a). Promptly after the Closing (but in no event more than thirty (30) calendar days thereafter), Purchaser shall file or otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Purchaser Common Stock subject to the assumed Company Options.

2.3     Closing. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Share Exchange (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article X or at such other time, date and location as the Purchaser and the Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4     Board of Directors of Purchaser. Immediately after the Closing, the Purchaser Board will consist of seven (7) directors, with six (6) directors identified by the Stockholders’ Representative and one (1) director identified by the Purchaser.

2.5     Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6     Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company and the Purchaser are to be parties under Section 368(b) of the Code. The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Share Exchange as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) intend to file all Tax and other informational returns on a basis consistent with such characterization.

2.7     Purchaser Charter Documents. Immediately upon the Closing, the certificate of incorporation and bylaws of the Purchaser (“Purchaser Charter Documents”) shall be amended and restated in the forms attached hereto as Exhibit D.

Article III
CONSIDERATION

3.1     Closing Payment Shares.

(a)     No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Share Exchange, and such fractional share interests will be rounded down to the nearest whole share and will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser. The Closing Payment Shares shall bear the legend set forth in Section 3.1(b) and shall be subject to terms of the Lock-Up Agreement.

(b)     Legend. Each certificate issued to any holder of Company Common Shares in connection with the Share Exchange shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

3.2     Pre-Closing Adjustment for Closing Indebtedness.

(a)     For the purposes of this Agreement, the “Determination Date” shall be the date that is five (5) calendar days prior to the anticipated date for Closing, as agreed upon by the Company and Purchaser at least ten (10) calendar days prior to the Purchaser Stockholder Meeting. On or prior to the Determination Date, the Company shall prepare and deliver to the Purchaser a closing statement (when finalized pursuant to this Section 3.2, the “Closing Statement”), setting forth: (i) the Closing Payment Shares and Purchaser Common Stock issuable under the Converted Options pursuant to Section 2.2; and (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”). The Closing Statement shall be prepared in accordance with U.S. GAAP and prepared consistently with the most recent audited financial statements of the Company made available to the Purchaser prior to the date of this Agreement, and otherwise in accordance with this Agreement.

(b)     The Purchaser shall review the Closing Statement promptly after the delivery of the same by the Company. The Company shall, upon reasonable request, provide the Purchaser with applicable work papers used in the preparation of the Closing Statement. If the Purchaser does not agree with the content of the Closing Statement, the Purchaser shall raise objection by delivering a written statement of objection (the “Notice of Objection”) to the Company within two (2) calendar days after the receipt of the Closing Statement from the Company, specifying in reasonable detail the item(s) which are disputed, the basis of such disputes and the changes the Purchaser considers necessary. The Closing Statement shall become binding and conclusive on the parties for the purpose of the determination of the number of Closing Payment Shares and Purchaser Common Stock issuable under the Converted Options (and the Closing Indebtedness) if the Purchaser does not deliver a Notice of Objection to the Company pursuant to and in accordance with this paragraph.

(c)     If the Purchaser delivers a Notice of Objection in accordance with paragraph (b) above, then the parties shall first try to resolve the objected items through mutual consultation. If any objected items cannot be resolved through mutual consultation within three (3) calendar days from the date of the Notice of Objection, such dispute shall be submitted to WithumSmith+Brown, PC or such other firm mutually acceptable to the Purchaser and the Company (the “Independent Accountant”) for final determination; provided that, if the Independent Accountant does not accept its appointment and/or if the Purchaser and the Company cannot agree on the Independent Accountant, in either case within five (5) calendar days after the date on which the dispute is submitted to the Independent Accountant in accordance with this Section 3.2(c), then either the Purchaser or the Company may require, by written notice to the other, that the Independent Accountant be selected by the New York City Regional Office of the American Arbitration Association (the “AAA”) in accordance with the AAA’s procedures. The Independent Accountant shall be an independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm. The parties agree that the Independent Accountant will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Accountant to resolve disputes of the types described in this Section 3.2.

(d)     If any items in dispute are submitted to the Independent Accountant for final determination, (i) each of the Purchaser and the Company shall furnish to the Independent Accountant such work papers and other documents and information relating to the disputed items as the Independent Accountant may request and are available to that party, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (ii) the Independent Accountant shall be directed to, within ten (10) calendar days after submission of the issues, deliver a notice to each of the Purchaser and the Company, setting forth its adjustment or revision of the Closing Statement, and/or the resolution of all issues in dispute; (iii) the Closing Statement, as adjusted or otherwise revised and finally determined by the Independent Accountant, as set forth in its notice delivered to each of the Company and the Purchaser, shall be binding and conclusive on the parties and the parties shall delay the Closing until the resolution of the matters described in this Section 3.2(d); and (iv) the costs of the Independent Accountant shall be paid by the Company (on one hand) and the Purchaser (on the other hand) in the same proportion that the aggregate disputed amount so submitted to the Independent Accountant that is unsuccessfully disputed by each such party as finally determined by the Independent Accountant bears to the total disputed amount.

(e)     Upon finalization of the Closing Statement, the parties agree that the Purchaser shall issue the Closing Payment Shares and assume the Converted Options pursuant to Article II.

(f)     Each of the Company and the Purchaser shall bear the fees, costs and expenses of its own accountants.

3.3     Earnout Payment.

(a)     In the event the volume weighted average sale price of the Purchaser Common Stock equals or exceeds the stock prices set forth below for any 20 Trading Days within a 30-day Trading Day period from and after the Closing until the applicable milestone date set forth below, the Stockholders shall be entitled to receive, and the Purchaser shall promptly (but no later than five (5) Business Days), cause to be issued, as additional consideration for the Share Exchange (and without the need for additional consideration from the Stockholders), additional shares of Purchaser Common Stock (the “Earnout Shares”) on a pro-rata basis based on their ownership percentages in the Company as set forth on Schedule 1.23, which shares shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions:

	Milestone Date	Stock Price	Additional Shares of Common Stock
Milestone #1	March 31, 2023	$17.50	10,000,000
Milestone #2	March 31, 2025	$31.50	10,000,000

All share and per share amounts shall be proportionally adjusted for stock splits, stock dividends, and similar events.

(b)     At all times prior to the latest milestone date set forth in Section 3.3(a) (the “Earnout Period”), the Purchaser shall keep available for issuance a sufficient number of unissued shares of Purchaser Common Stock to permit the Purchaser to satisfy its issuance obligations set forth in this Section 3.3 and shall take all actions required to increase the authorized number of shares of Purchaser Common Stock if at any time there shall be insufficient unissued shares of Purchaser Common Stock to permit such reservation.

(c)     In the event that after the Closing and during the Earnout Period, (i) there is a Change of Control, (ii) any liquidation, dissolution or winding up of the Purchaser (whether voluntary or involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Purchaser, or a receiver is appointed for the Purchaser or a substantial part of its assets or properties, or (iv) the Purchaser makes an assignment for the benefit of creditors, or petitions or applies to any Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by the Purchaser (whether or not previously earned), shall be deemed earned and due by the Purchaser to the Stockholders upon such Acceleration Event unless, in the case of an Acceleration Event that is a Change of Control, the Earnout Shares for Milestone #1 or Milestone #2 shall not be accelerated if the value of the consideration to be received in exchange for a share of Purchaser Common Stock in such Change of Control is lower than the applicable stock price threshold set forth in Section 3.3(a) for Milestone #1 and Milestone #2, respectively. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving the Purchaser in which the holders of all of the outstanding equity interests of the Purchaser immediately prior to the consummation of such transaction do not directly own, beneficially or of record, immediately upon the consummation of such transaction, outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of the Purchaser’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”) or (iii) the consummation of the sale of substantially all of the assets of the Purchaser to any Person or Group.

(d)     All distributions of Purchaser Common Stock with respect to the Earnout Shares during the Earnout Period, including, but not limited to, shares of Purchaser Common Stock issued as a result of a stock dividend, stock split, combination of shares or otherwise, shall be deemed to be Earnout Shares and shall be set aside and not issued until the Earnout Shares have been issued to the Stockholders or, if the Earnout Shares are not earned and issued, then all such distributions declared during the Earnout Period shall be forfeited.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Disclosure Schedule or (b) set forth in the Proxy Statement, the Company hereby represents and warrants to the Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true, correct and complete as of such earlier date).

4.1     Corporate Existence and Power. The Company is an exempted limited company duly incorporated, validly existing and in good standing under the Laws of Bermuda. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Other than this Agreement and the transactions contemplated thereby, there is no Contract to which the Company is a party in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2     Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. Assuming due authorization, execution and delivery by each other party hereto and to the Additional Agreements, this Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3     Governmental Authorization. Except for filings under the HSR Act or any other applicable Laws relating to antitrust and except for the requirement for permission of the Bermuda Monetary Authority under the Exchange Control Act 1972 of Bermuda and related regulations, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4     Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Material Contract, (d) result in the creation or imposition of any Lien on any Company Common Shares, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, except, in the case of (b), (c), (d) and (e), as would not, individually or in the aggregate, have a Material Adverse Effect.

4.5     Capitalization. The Company is authorized to issue 1,000,000,000 common shares, par value $ $0.00001 per share (the “Company Common Shares”) of which 78,906,250 Company Common Shares are issued and outstanding. The Company has 6,789,981 Equity Awards issued and outstanding, with another 2,960,019 Company Common Shares authorized for issuance under the Equity Incentive Plan. Set forth on Schedule 4.5 is the list of holders of Equity Awards and the number of such Equity Awards each such holder owns. No Company Common Shares are held in its treasury. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Common Shares are owned of record and beneficially by the Stockholders as set forth on Schedule 1.23, free and clear of all Liens. No outstanding Company Common Shares are subject to any right of first refusal, right of first offer, preemptive right or similar restriction other than as set forth in Schedule 4.5 and provided in by-laws 82, 83, 84 and 86 of the Amended and Restated By-laws of the Company. The only Company Common Shares that will be outstanding immediately after the Closing will be the Company Common Shares owned by the Purchaser following the consummation of the Share Exchange. No other class of capital stock of the Company is authorized or outstanding. Other than as set forth in this Section 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements to which the Company is a party, or, to the knowledge of the Company, other agreements with respect to the Company Common Shares, including any voting trust, other voting agreement or proxy with respect thereto.

4.6     Charter Documents. Copies of the Certificate of Incorporation and the Amended and Restated By-laws of the Company (the “Charter Documents”) have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

4.7     Corporate Records. All proceedings occurring since July 6, 2018 of the board of directors of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company in all material respects, which are complete and have been maintained in accordance with sound business practices in Bermuda.

4.8     Third Parties. Except as set forth on Schedule 4.8, no Key Company Employees engage in any business, except through the Company, or are employees of or provide any service for compensation to, any other business concern. Other than offer letters for employment or Equity Award grant agreements or exercise notices, Schedule 4.8 lists each Contract to which the Company, on the one hand, and any Stockholder, on the other hand, is a party, including any such Contract pursuant to which a Stockholder or any Affiliate of a Stockholder owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and each Stockholder.

4.9     Subsidiaries.

(a)     Schedule 4.9 of the Disclosure Schedule sets forth each Subsidiary of the Company on the date hereof, and, except as set forth in Schedule 4.9, the Company does not currently own, directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.9.

(b)     Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, required to own and operate its properties and assets and to carry on the Business as presently conducted. Other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact the Business in each jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. No Subsidiary has entered into any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.10     Financial Statements.

(a)     True and correct copies of (i) the audited consolidated financial statements of the Company as of March 31, 2019 and 2018 and for the fiscal year ended March 31, 2019 and the period from December 19, 2017 to March 31, 2018 (the “Audited Financial Statements”) consisting of the audited consolidated balance sheets as of such dates, and the audited consolidated statements of operations, comprehensive loss, equity and cash flows for such periods, and (ii) unaudited financial statements (the “Unaudited Financial Statements”) from April 1, 2019 through June 30, 2019 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of June 30, 2019 (the “Balance Sheet Date”) included therein, the “Balance Sheet”), have been provided to the Purchaser.

(b)     The Financial Statements (i) were prepared in accordance with U.S. GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)     As of the date of this Agreement, the Company Group does not have any liabilities of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company Group under Contracts binding upon the applicable member of the Company Group (other than resulting from any breach or acceleration thereof) either delivered or made available to Purchaser or Purchaser’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)     The Company and each of its Subsidiaries make and keep accurate Books and Records and maintain a system of internal accounting controls designed, and which the Company believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)     The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and (ii) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.11     Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date of this Agreement, there has not been:

(a)     any Material Adverse Effect;

(b)     (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(c)     (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Common Shares or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group other than in the ordinary course of business consistent with past practice;

(d)     any personal property damage, destruction, or casualty loss or personal injury loss (whether or not covered by insurance) affecting the Business or assets of the Company Group, except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(e)     (i) any material amendment to or termination of any Material Contract, (ii) any material amendment to any material Permit from any Authority held by the Company, and (iii) any receipt of notice of termination of any of the items referenced in (i) and (ii);

(f)     any material Tax election changed or revoked by the Company Group; any material claim, audit or assessment in respect of Taxes settled or compromised by the Company Group; or any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group;

(g)     any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction; or

(h)     any commitment or agreement to do any of the foregoing.

4.12     Properties; Title to the Company’s Assets. Except as would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. No such asset is subject to any Liens other than Permitted Liens. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. This Section 4.12 shall not cover Intellectual Property Rights, which is addressed in Section 4.18.

4.13     Litigation. As of the date of this Agreement, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company threatened in writing against or affecting, the Company Group, any of its officers or directors with respect to the Business, the Business, or any Company Common Shares or any of the Company’s Group assets, or any Contract before any court, Authority or official, or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby or by the Additional Agreements. As of the date of this Agreement, there are no outstanding judgments against the Company Group.

4.14     Contracts.

(a)     Schedule 4.14(a) lists all Contracts (other than (1) any Contract that is terminable without penalty by any other party thereto on 90 days’ or less notice; provided that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs, (2) Standard Contracts, (3) ordinary course sales or purchase orders, or (4) Plans, which shall be governed by Section 4.22) to which the Company Group is a party and which are in effect as of the date of this Agreement and constitute the following (collectively, “Material Contracts”):

(i)     all Contracts that require annual cash payments to or from the Company Group, taken as a whole, of $200,000 or more in the fiscal year ending March 31, 2020;

(ii)     all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which a member of the Company Group is a party and that is material to the business of the Company Group taken as a whole;

(iii)     all Contracts for material licensing agreements pursuant to which any member of the Company Group grants or receives rights in or to use any Intellectual Property Rights;

(iv)     all Contracts materially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(v)     all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(vi)     all Contracts providing for (a) guarantees or (b) as their primary purpose, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for the primary purpose of repair, warranty, maintenance, service, indemnification or similar obligations, other than any such Contracts entered into in the ordinary course of business;

(vii)     all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts pertaining to such Affiliate’s status as a Company securityholder;

(viii)     all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(ix)     all Contracts relating to outstanding Indebtedness for borrowed money, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(x)     any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group); and

(xi)     any Contract providing for hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, of the Company.

(b)     Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the material terms of any such Material Contract. The Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets.

(c)     The Company has, prior to the date hereof, provided to the Purchaser true and correct fully executed copies of each written Material Contract.

(d)     The Company Group is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.15     Insurance. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company Group is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are customarily carried by Persons conducting a business similar to the Company Group, including, but not limited to, policies covering real and personal property owned or leased by the Company Group against theft, damage, destruction and acts of vandalism and policies covering the Company Group for product liability claims and clinical trial liability claims. The Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries have been denied any insurance coverage which it has sought or for which it has applied.

4.16     Licenses and Permits. The Company Group has all licenses, franchises, permits, orders or approvals or other similar authorizations required under applicable Law (the “Permits”) necessary to operate the Business, except for the failure to have any Permits, individually or in the aggregate, that is not reasonably likely to have a Material Adverse Effect. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

4.17     Compliance with Laws. The Company Group is not in violation of, has not violated, in each case in any material respect, and to the Company’s knowledge, is neither under investigation with respect to nor has been threatened in writing to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor, to the knowledge of the Company, is there any basis for any such charge and since July 6, 2018, the Company Group has not received any subpoenas from any Authority.

(a)     Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the knowledge of the Company, is not under investigation with respect to nor has been threatened in writing or charged with or given notice of any violation of any provisions of:

(i)     any Law applicable due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”) and Laws applicable to lending activities;

(ii)     the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)     any comparable or similar Law of any jurisdiction; or

(iv)     any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b)     Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company Group has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

4.18     Intellectual Property.

(a)     Schedule 4.18 sets forth a true, correct and complete list of all Intellectual Property Rights that are subject to a patent, registration or application therefor with any Authority, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right (i.e., whether registered or a pending application); (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b)     Since July 6, 2018, the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c)     Any Intellectual Property Rights used by the Company Group in the performance of any Contract (existing as of the date of this Agreement) by the Company Group, which are purported to be owned by the Company Group prior to initiation of such performance, remain owned by the Company Group upon the performance of such Contract by the Company Group, and, to the knowledge of the Company, no third party has any claim of ownership on any such Intellectual Property Rights, other than any Permitted Liens.

(d)     All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which a member of the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of a member of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)     None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f)     The Company has taken commercially reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

4.19     Employees.

(a)     No director or executive officer of the Company (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company, or (iii) has received written notice of such termination from the Company. To the actual knowledge of the Company, no Company Employee or independent contractor (but specifically excluding all executive officers) of the Company that earned an aggregate amount of compensation in excess of $250,000 in the fiscal year ended March 31, 2019, has communicated to Company his or her intention to terminate his or her employment or the contractor relationship, as applicable, with the Company. To the knowledge of the Company, there are no proceedings, governmental investigations, or administrative proceedings against the Company regarding the Company Employees or the Company’s employment practices.

(b)     The Company is not a party to or subject to any collective bargaining agreements. As of the date of this Agreement, no labor union or other collective bargaining unit represents or claims to represent any of the Company Employees and, to the actual knowledge of the Company, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or the Subsidiaries’ employees.

(c)     There are no pending or, to the knowledge of the Company, threatened in writing, claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.20     Employment Matters. To the knowledge of the Company, as of the date of this Agreement, no Company Employee, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

4.21     Withholding. All obligations of the Company applicable to its Company Employees, whether arising by operation of Law or contract, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for Company Employees with respect to the employment of Company Employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company with respect to Company Employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law or contract for accrued salaries and holiday pay, earned bonuses and other earned forms of compensation payable to Company Employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.22     Employee Benefits and Compensation.

(a)     Each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group and/or with respect to which the Company Group could reasonably be expected to incur any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”) is and has been maintained in all material respects in compliance with all applicable laws, including (if applicable) ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)     Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)     Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d)     No Company Employee will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated hereby. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened in writing, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)     No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)     There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

4.23     Real Property.

(a)     The Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens (other than Permitted Liens). Other than as would not reasonably be expected to have a Material Adverse Effect, the Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b)     With respect to each Lease: (i) it is valid, binding and in full force and effect against the Company Group, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; (ii) except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof in all material respects; (iv) no waiver, indulgence or postponement of the lessee’s material obligations thereunder has been granted by the lessor; (v) there exists no material default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default by the Company Group thereunder; and (vii) to the knowledge of the Company Group, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company Group is in a state of maintenance and repair adequate and suitable for the purposes for which it is presently being used, and there are no repair or restoration works likely to be required in connection with any of the leased Real Properties, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. To the Company’s knowledge, the Company Group does not owe any brokerage commission with respect to any Real Property.

4.24     Tax Matters.

(a)     The Company Group has or will have timely filed, or caused to be timely filed, (taking into account valid extensions) all income and other material Tax Returns required to be filed by the Company Group, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, which Tax Returns are correct and complete in all material respects, and has paid all Taxes required to be paid by the Company Group other than such Taxes for which adequate reserves in the Financial Statements have been established, and except for such Taxes the non-payment of which would not reasonably be expected to have a Material Adverse Effect on the Company Group. There are no Actions pending against the Company Group in respect of any material Tax, and the Company Group has not been notified in writing of any proposed material Tax claims or assessments against the Company Group (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). There are no material Liens with respect to any Taxes upon any of the Company Group’s assets, other than Permitted Liens. The Company Group has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes that has not been paid. There are no outstanding requests by the Company Group for any extension of time within which to file any Tax Return other than an extension requested in the ordinary course of business.

(b)     The Company Group has not taken any action, and does not have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Share Exchange, from qualifying as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1) of the Code.

4.25     Environmental Laws.

(a)     The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any Company Employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws.

(b)     Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.26     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.27     Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Purchaser or as provided in the Proxy Statement are accurate and complete in all material respects (other than to the extent certain portions thereof were redacted by the Company). The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the FDA or any other governmental Authority or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

4.28     FDA Approvals. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental Authorities, (B) debarment, suspension, or exclusion under any Federal Healthcare Programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental Authorities. Neither the Company nor to the knowledge of the Company, any of its officers, employees, contractors or agents, is the subject of any investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental Authority pursuant to any similar policy. Neither the Company nor, to the Company’s knowledge, any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental Authority to invoke a similar policy. Neither the Company nor to the Company’s knowledge, any of its officers, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental Authority.

4.29     FDA Regulation. The Company is and has been in compliance with all applicable Laws administered or issued by FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting, except as would not reasonably be expected to have a Material Adverse Effect.

4.30     Information Supplied. None of the information supplied by Company at the request of the Purchaser for inclusion or incorporation by reference: (a) in any current report of the Purchaser on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any governmental Authority with respect to the transactions contemplated hereby; (b) in the Proxy Statement; or (c) in the mailings or other distributions to Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the information provided by the Company for inclusion in such documents identified in clauses (a) through (c) above to be publicly filed with the SEC. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Purchaser SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), Purchaser hereby represents and warrants to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true, correct and complete as of such earlier date):

5.1     Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has either delivered or made available to Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system database, accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Purchaser, including all amendments thereto. Purchaser has no subsidiaries.

5.2     Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by each other party hereto and to the Additional Agreements, constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its and their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. (i) The affirmative vote of holders of a majority of the outstanding shares of Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present, for the approval of the Purchaser Charter Amendment and (ii) the affirmative vote of the holders of a majority of the shares of Purchaser Common Stock present in person or by proxy and entitled to vote thereon at the Purchaser Stockholder Meeting for the approval of the Purchaser Stockholder Matters (other than the Purchaser Charter Amendment) are the only votes of any of the Purchaser’s capital stock necessary to adopt this Agreement and to consummate the Business Combination and the other transactions contemplated hereby.

5.3     Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement or any Additional Agreement requires any Governmental Approval, except for filings under the HSR Act or any other applicable Laws relating to antitrust.

5.4     Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements does not and will not (a) provided that holders of fewer than the number of Purchaser Common Stock specified in the Purchaser’s organizational documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of the Purchaser, (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser, (c) require consent, conflict with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Purchaser or require any payment or reimbursement or to a loss of any material benefit on the part of Purchaser under any Contract, (d) result in the creation or imposition of any Lien on any of the Purchaser Securities, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of Purchaser’s assets, except as would not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.

5.5     Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Purchaser or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6     Issuance of Shares. The Closing Payment Shares, the Earnout Shares and the Purchaser Preferred Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7     Capitalization. The authorized capital stock of Purchaser consists of 30,000,000 shares of common stock, par value $0.0001 per share, of which 14,375,000 are issued and outstanding as of the date hereof. In addition, 20,000,000 Purchaser Warrants (inclusive of Purchaser Private Warrants and Purchaser Public Warrants included in any outstanding Purchaser Units) are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock, Purchaser Preferred Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Purchaser, or (b) any agreement to which Purchaser is a party, or to the knowledge of the Purchaser, any other agreements, with respect to the Purchaser Common Stock or Purchaser Preferred Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.8     Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, or in any other Purchaser SEC Documents, will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

5.9     Trust Fund. As of the date of this Agreement, Purchaser has at least $116,000,000 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of May 9, 2019, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Purchaser holding shares of Purchaser Common Stock sold in Purchaser’s IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Purchaser’s certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Purchaser SEC Documents, the Trust Agreement and the Purchaser’s organizational documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10     Listing. The Purchaser Units, Purchaser Common Stock and Purchaser Warrants (collectively, the “Purchaser Securities”) are listed on Nasdaq, with trading tickers HSACU, HSAC and HSACW. As of the date of this Agreement, (a) Purchaser is in compliance with applicable continued listing requirements of Nasdaq, (b) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (c) there are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Purchaser Securities on Nasdaq, including any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (d) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

5.11     Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) (the “Purchaser Board”) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser, (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws (a “Business Combination”) and (d) recommended that the Purchaser’s stockholders approve the Purchaser Stockholder Matters (the “Purchaser Board Recommendation”).

5.12     Purchaser SEC Documents and Financial Statements.

(a)     Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC through EDGAR since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, at the time they were filed with the SEC (except to the extent that information contained in any Purchaser

SEC Document or Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)     The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financials”), (i) were prepared in accordance with U.S. GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)     The Purchaser makes and keeps accurate Books and Records and maintain a system of internal accounting controls designed, and which the Purchaser believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)     The Purchaser has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others and (ii) are effective in all material respects to perform the functions for which they were established. Since the Purchaser’s inception, there have been no significant deficiencies or material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated) and no change in the Purchaser’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

5.13     Compliance with Laws. The Purchaser is not in violation of, has not violated, and to the Purchaser’s knowledge, is neither under investigation with respect to nor has been threatened in writing to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and since the IPO, the Purchaser has not received any subpoenas from any Authority, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect. Except as would not be, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect, without limiting the foregoing paragraph, the Purchaser is not in violation of, has not violated, and to the knowledge of the Purchaser, is not under investigation with respect to nor has been threatened in writing or charged with or given notice of any violation of any provisions of:

(a)     Data Protection Laws and Laws applicable to lending activities;

(b)     the Foreign Corrupt Practices Act;

(c)     any comparable or similar Law of any jurisdiction; or

(d)     any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

5.14     OFAC. Neither the Purchaser, nor any director or officer of the Purchaser (nor, to the knowledge of the Purchaser, any agent, employee, affiliate or Person acting on behalf of the Purchaser) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.15     Litigation. There is no Action (or any basis therefore) that would be material to the Purchaser pending against, or to the best knowledge of the Purchaser, threatened against or affecting, the Purchaser, any of its officers or directors with respect to the business of the Purchaser or any securities of the Purchaser or any of the Purchaser’s assets or any material contract of the Purchaser before any court, Authority or official or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser that would be, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

5.16     Absence of Certain Changes. Since its formation, the Purchaser has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect.

5.17     Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Plans.

5.18     Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material intellectual property. The Purchaser does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement.

5.19     Contracts.

(a)     Other than this Agreement and the Additional Agreements, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $200,000, (b) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the Purchaser SEC Documents.

(b)     With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity); (ii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iii) to the knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

5.20     Insurance. Except as would not be material to the Purchaser, the Purchaser is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are customarily carried by Persons conducting a business similar to the Purchaser. The Purchaser has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser has not been denied any insurance coverage which it has sought or for which it has applied.

5.21     Taxes.

(a)     The Purchaser has or will have timely filed, or caused to be timely filed (taking into account valid extensions), all income and other material Tax Returns required to be filed by it, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser, which Tax Returns are correct and complete in all material respects, and has paid all Taxes required to be paid by the Purchaser other than such Taxes for which adequate reserves in the Purchaser Financials have been established, and except for such Taxes the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser. There are no Actions pending against the Purchaser in respect of any material Tax, and the Purchaser has not been notified in writing of any proposed material Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes that has not been paid. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return other than an extension requested in the ordinary course of business.

(b)     The Purchaser has not taken any action, and does not have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Share Exchange, from qualifying as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1) of the Code.

5.22     Independent Investigation. Purchaser and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and Purchaser acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Disclosure Schedules); and (b) none of the Company, its Affiliates nor their respective Representatives have made any express or implied representation or warranty as to the Company Group, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Disclosure Schedules).

Article VI
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to the Purchaser, as to itself, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true, correct and complete as of such earlier date.

6.1     Ownership of Stock; Authority.

(a)     The Stockholder has good and valid title to its Company Common Shares, free and clear of any and all Liens other than restrictions under applicable securities Laws and Company Charter Documents.

(b)     The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been, or at Closing will be, duly executed and delivered by the Stockholder and are, or, assuming due authorization, execution and delivery by each other party thereto, upon its execution and delivery will be, valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)     Neither the execution and delivery by the Stockholder of any or all of the Agreement, nor the consummation by the Stockholder of the transactions contemplated thereby, will result in the imposition of any Lien upon the Company Common Shares.

6.2     Approvals. Except for filings under the HSR Act or any other applicable Laws relating to antitrust, or as otherwise contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by the Stockholder from, and no notice or filing is required to be given by the Stockholder to or made by the Stockholder with, any Authority or other Person in connection with the execution, delivery and performance by the Stockholder of this Agreement and the exchange of the Company Common Shares.

6.3     Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the organizational documents of the Stockholder (if applicable) or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which the Stockholder or the Company Common Shares, are subject.

6.4     Litigation and Claims. As of the date of this Agreement, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Stockholder, threatened in writing, against the Stockholder, and the Stockholder is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Stockholder to perform its obligations hereunder.

6.5     Investment Representations.

(a)     The Stockholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act.

(b)     Except as otherwise set forth in Article V, Purchaser has not and is not making any representations or warranties to the Stockholder or providing any advice or information to the Stockholder. The Stockholder acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Purchaser Common Stock.

(c)     The Stockholder acknowledges that this offering of shares of Purchaser Common Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(a)(2) of the Securities Act and Rule 506 under Reg. D. The shares of Purchaser Common Stock will be received by the Stockholder for investment and not for distribution or resale to others.

(d)     The Stockholder understands and consents to the placement of a legend on any certificate or other document evidencing shares of Purchaser Common Stock stating that such shares of Purchaser Common Stock have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing shares of Purchaser Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the shares of Purchaser Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

Article VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1     Conduct of the Business. From the date hereof through the earlier of the termination of this Agreement in accordance with Article XII or the Closing Date (the “Interim Period”), each of Purchaser and the Company shall conduct their respective businesses only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall use its commercially reasonable efforts to preserve intact its business relationships with key employees, material suppliers and other material third parties (provide that the Company shall be under no obligation to enter into retention agreements with employees).

(a)     Without limiting the generality of the foregoing, during the Interim Period, without the Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or as contemplated by this Agreement, the Company shall not:

(i)     amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii)     amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract or any other material right or asset of the Company;

(iii)     modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $500,000 (individually or in the aggregate);

(iv)     make any capital expenditures in excess of $500,000 (individually or in the aggregate) outside of the capital expenditure plan made available to Purchaser on or prior to the date of this Agreement;

(v)     sell, lease, license or otherwise dispose of any of the Company Group’s material assets or assets covered by any Material Contract except (A) pursuant to existing contracts or commitments disclosed herein, and (B) in the ordinary course consistent with past practice;

(vi)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any Stockholder (other than payment of salary, benefits, leases, commissions and similar payments in the ordinary course of business);

(vii)     obtain or incur any loan or other Indebtedness in excess of $500,000 other than (a) accounts payable, (b) accrued liabilities in the ordinary course of business consistent with past practice, (c) Permitted Liens and (d) Company Convertible Debt;

(viii)     suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(ix)     delay, accelerate or cancel any material receivables or material Indebtedness owed to the Company Group or write off or make further reserves against the same, other than in the ordinary course of business;

(x)     merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xi)     permit any material insurance policy protecting any of the Company Group’s assets to lapse, other than in connection with such lapse a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xii)     adopt any severance, retention or other Plans, amend any of its Plans (except as may be required by such Plan or by applicable law) or fail to continue to make timely contributions thereto in accordance with the terms thereof, or pay any bonus to any Company Employee;

(xiii)     institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Company;

(xiv)     make any change in its accounting principles or methods;

(xv)     change the place of business or jurisdiction of organization of the Company;

(xvi)     extend any material loans to employees other than travel or other expense advances to employees in the ordinary course of business;

(xvii)     issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities except (a) subject to (viii) above, in connection with obtaining any loans or grants in the ordinary course of business, (b) as the result of the exercise or conversion of any Company Options outstanding as of the date hereof, (c) any equity issuance pursuant to Schedule 1.23, or (d) grant of Company Options in the ordinary course of business;

(xviii)     make or change any material Tax election, in each case other than to comply with applicable GAAP; or

(xix)     agree to do any of the foregoing.

(b)     Without limiting the generality of the foregoing, during the Interim Period, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or as contemplated by this Agreement, Purchaser shall not:

(i)     amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii)     amend, waive any provision or terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract or any other material right or asset of the Purchaser or any other Contract which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $500,000 (individually or in the aggregate);

(iii)     make any capital expenditures;

(iv)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities;

(v)     obtain or incur any loan or other Indebtedness other than (a) accounts payable, (b) accrued liabilities in the ordinary course of business consistent with past practice, (c) Permitted Liens and (d) loans of up to $400,000 (in the aggregate) for Working Capital Loans, as described and defined in the Prospectus;

(vi)     suffer or incur any Lien, except for Permitted Liens, on Purchaser’s assets;

(vii)     merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(viii)     permit any material insurance policy protecting any of the Purchaser’s assets to lapse, other than in connection with such lapse a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(ix)     institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Purchaser;

(x)     make any change in its accounting principles or methods;

(xi)     change its place of business or jurisdiction;

(xii)     issue, redeem or repurchase any capital stock, or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xiii)     make or change any material Tax election, in each case other than to comply with applicable GAAP;

(xiv)     amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser; or

(xv)     agree to do any of the foregoing.

7.2     Annual and Interim Financial Statements. Each of the Company Group and the Purchaser shall provide the other party with its consolidated balance sheet, income statements, and other financial information necessary for inclusion in any Purchaser SEC Document and/or the Proxy Statement no later than forty-five (45) calendar days following the end of its three-month fiscal quarterly period, all prepared in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments and omission of notes. If either party does not deliver the requisite financial information for each three-month quarterly period as required by this Section 7.2, the other party shall have the right to terminate this Agreement in accordance with Section 12.2 hereof.

7.3     Trust Account. Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (a) all amounts payable to stockholders holding Purchaser Units or shares of Purchaser Common Stock who shall have validly redeemed their Purchaser Units or shares of Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or shares of Purchaser Common Stock, (b) the expenses to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO and (d) the remaining monies in the Trust Account to Purchaser.

7.4     Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Securities on Nasdaq. Purchaser shall (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the Transaction Securities, and to cause such shares to be approved for listing (subject to official notice of issuance), and (b) to the extent required under the rules and regulations of Nasdaq, to file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved prior to the Closing.

7.5     Form 8-K; Press Releases

(a)     As promptly as practicable after execution of this Agreement, Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a joint press release announcing the execution of this Agreement.

(b)     Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Share Exchange (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release.

7.6     Section 16 of the Exchange Act. Prior to the Closing, the board of directors of the Purchaser, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Purchaser Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

7.7     No Solicitation. During the Interim Period, none of the Purchaser Board or the Purchaser, on the one hand, or the Company or any of its Subsidiaries, or the Company’s Board of Directors (the “Company Board”), on the other hand, will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) in the case of the Purchaser, fail to include the Purchaser Board Recommendation in (or remove from) the Proxy Statement, (v) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, (vi) submit any Acquisition Proposal to the vote of any securityholders of the Purchaser, the Company or any of its Subsidiaries (as applicable), (vii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, the approval of such party’s board of directors of this Agreement and/or any of the transactions contemplated hereby, or, in the case of the Purchaser, the Purchaser Board Recommendation, (viii) approve any transaction, or any third party becoming an interested stockholder, under applicable Laws or (ix) resolve, propose or agree to do any of the foregoing (any of the actions described in clauses (iii)-(ix), a “Change of Recommendation”). Both the Company and the Purchaser shall, and shall cause their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Each of the Purchaser and the Company shall notify the other party within 48 hours of the receipt by such party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that constitutes or could reasonably be expected to constitute an Acquisition Proposal, including a correct and complete copy thereof if in writing or a written summary of the material terms thereof if it is not in writing, and the identity of the party making such inquiry, proposal, offer or request for information. If a Representative of either party, whether in his, her or its capacity as such or in any other capacity, takes any action that such party is obligated pursuant to this Section 7.7 not to take, then such party shall be deemed for all purposes of this Agreement to have breached this Section 7.7.

7.8     Transfer Taxes. All Transfer Taxes that may become due and payable as a result of the transactions contemplated in this Agreement, levied on the Purchaser or the Company, shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Stockholders. The Purchaser will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be paid (50%) by the Purchaser and fifty percent (50%) by the Stockholders. If required by applicable Law, the Stockholders will join the Purchaser in the execution of any such Tax Return and other documentation.

7.9     Regulatory Compliance.

(a)     As promptly as practicable after execution and delivery of this Agreement, but in no event later than ten (10) Business Days thereafter, Purchaser and the Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other applicable Laws relating to antitrust, in order to obtain the authorization, approval or consent of any Authority, or expiration or termination of the waiting periods under such Laws, that may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement.

(b)     Purchaser and the Company shall cooperate with each other and shall each use its respective reasonable best efforts to obtain promptly all authorizations, approvals, consents, expirations or terminations of applicable waiting periods necessary or advisable for the consummation of this Agreement. Each of the parties will furnish to the other parties such information and assistance as may be reasonably requested in connection with the foregoing, including by (i) timely furnishing to each other all information required to be included in such documents; (ii) to the extent not prohibited by such Authority and practicable, promptly providing each other with copies of all written communications to or from any Authority; (iii) responding promptly to and complying with any reasonable request for additional information or documents; (iv) to the extent practicable, permitting the Company or Purchaser (as the case may be) to review in advance and consider incorporating the other party’s reasonable comments in any communication given by it to any Authority; and (v) to the extent there are any meetings or substantive calls with any Authority, the Company and Purchaser shall each permit the other to attend such meetings or calls unless prohibited by such Authority.

(c)     All fees and payments required to be made to any Authority in accordance with this Section 7.9, whether under the HSR Act or any other applicable Laws relating to antitrust, shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Stockholders.

Article VIII
COVENANTS OF THE COMPANY AND PURCHASER

The Company and the Purchaser acknowledge and agree that:

8.1     Access to Information. From the date hereof until and including the Closing Date, each of the Company and the Purchaser shall (a) continue to give the other party, its legal counsel and other representatives reasonable access during normal business hours to the offices, properties and Books and Records of such party, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of such party’s business; provided no investigation pursuant to this Section 8.1 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided, further, that any investigation pursuant to this Section 8.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Purchaser during normal business hours under the supervision of appropriate personnel of the Company. Nothing herein shall require a party to disclose or provide access to any information that could be detrimental to such party’s business or operations or if such disclosure could, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as such party has reasonably cooperated with the other party to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), or (ii) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or Purchaser is a party).

8.2     Exclusivity. During the Interim Period, neither the Company nor the Purchaser shall enter into a financing transaction or any agreement relating to the sale of such party’s assets or equity securities, or a merger or change of control agreement with respect to such party or its assets, without the prior written consent of the other party, other than any Company Permitted Financing and, in the case of the Company, licensing in the ordinary course of business.

8.3     Notices of Certain Events. During the Interim Period, each of the Company and the Purchaser shall promptly notify the other party in writing of:

(a)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien (other than Permitted Liens) on any Company Common Shares, Purchaser Common Stock or any of the Company Group’s or the Purchaser’s assets;

(b)     any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)     any Actions commenced or threatened in writing against, involving the Company, any Stockholder, the Purchaser, the Company Common Shares, the Purchaser Common Stock or the Company’s or Purchaser’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)     the occurrence of any fact or circumstance which constitutes or results, or is reasonably be expected to constitute or result, in a Material Adverse Effect or Purchaser Material Adverse Effect; and

(e)     the occurrence of any fact or circumstance that renders any representation or warranty under Article IV by the Company or Article V by the Purchaser untrue or inaccurate such that the conditions set forth in Section 10.2(b) or 10.3(a), respectively, would not be satisfied.

No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Article IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1     Proxy Statement.

(a)     As soon as reasonably practicable (but no later than three (3) Business Days) after the date hereof, the Purchaser and the Company shall prepare and the Purchaser shall file a preliminary proxy statement (as amended, the “Proxy Statement”) with the SEC for purposes of (a) approval of the Business Combination and the other transactions contemplated hereby, (b) approval of the amendment of the Amended and Restated Certificate of Incorporation of the Purchaser in the form set forth in Exhibit D attached hereto (the “Purchaser Charter Amendment”), (c) approval of the issuance of more than 20% of the issued and outstanding shares of Purchaser Common Stock pursuant to this Agreement, pursuant to Nasdaq requirements, (d) approval of the 2019 HSAC Equity Incentive Plan and (e) approval of any adjournment of the Purchaser Stockholder Meeting in the event the Purchaser does not receive the requisite vote to approve the matter set forth in clause (a) above (the approvals described in foregoing clauses (a) through (e), collectively, the “Purchaser Stockholder Matters”). The Proxy Statement and any other SEC filings shall be in a form mutually agreed by the Purchaser, the Company and the Stockholders’ Representative. As promptly as reasonably practicable (but in any event within five (5) Business Days) following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Purchaser and the Company shall cooperate to file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Purchaser’s stockholders. The Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Share Exchange to (A) comply as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with all applicable Law.

(b)     The Purchaser will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Authority for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply the Company with copies of all correspondence between the Purchaser or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Authority, on the other hand, with respect to the Proxy Statement or such other filing. The Purchaser shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Proxy Statement, this Agreement or the transactions contemplated thereby. The Purchaser shall (i) consult with the Company prior to responding to any comments or inquiries by the SEC or any other Authority with respect to any filings related to the Share Exchange, (ii) provide the Company and its Representatives with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by the Company and (iii) promptly inform the Company whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing, and the Purchaser shall provide the Company and its Representatives with a reasonable opportunity to review and comment on any such amendment or supplement in advance and consider in good faith the incorporation of any changes reasonably proposed by the Company and its Representatives, and shall cooperate in filing with the SEC or its staff or any other official of any Authority, and/or mailing to the Purchaser’s stockholders, such amendment or supplement. The Company shall promptly inform the Purchaser whenever the Company discovers any event relating to Purchaser or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement.

(c)     In connection with any filing the Purchaser makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use reasonable best efforts to cause its Representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use reasonable best efforts to (i) cooperate with the Purchaser, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by the Purchaser or the Purchaser’s Representatives in connection with any filing with the SEC.

9.2     Purchaser Stockholder Meeting; Board Recommendation.

(a)     Prior to the filing of a definitive Proxy Statement with the SEC, the Purchaser shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Purchaser’s stockholders (including any adjournment or postponement thereof, the “Purchaser Stockholder Meeting”) to be held as promptly as reasonably practicable following the filing of the definitive Proxy Statement for the sole purpose of obtaining approval of the Purchaser Stockholder Matters (the “Purchaser Stockholder Approval”) (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and such other matter as may be agreed by the Company. The Purchaser will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the Purchaser Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law and its certificate of incorporation and bylaws. The Purchaser (i) shall consult with the Company regarding the record date and the date of the Purchaser Stockholder Meeting and (ii) shall not adjourn or postpone the Purchaser Stockholder Meeting without the prior written consent of Company; provided that the Purchaser may adjourn or postpone the Purchaser Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Purchaser reasonably determines (following consultation with Company, except with respect to any Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the Purchaser’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, there are insufficient shares of Purchaser Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholder Meeting, or (C) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, adjournment or postponement of the Purchaser Stockholder Meeting is necessary to enable the Purchaser to solicit additional proxies required to obtain the Purchaser Stockholder Approval; provide that the Purchaser may postpone or adjourn on one occasion so long as the date of the Purchaser Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment.

(b)     (i) the Proxy Statement shall include a statement to the effect that the Purchaser Board has unanimously recommended that the Purchaser’s stockholders vote in favor of the Purchaser Stockholder Matters at the Purchaser Stockholder Meeting and (ii) neither the Purchaser Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation.

9.3     Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.4     Compliance with SPAC Agreements. The Company and the Purchaser shall comply with each of the agreements entered into in connection with the IPO.

9.5     Confidentiality. Except as necessary to complete the Proxy Statement, the Company and the Stockholders, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent permitted by applicable Law, such party shall give timely written notice to the other party (which, for clarity, shall in the case of the Company be to the Purchaser and in the case of the

Purchaser be to the Company) so that such party may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information so required to be disclosed. The parties acknowledge that some previously confidential information will be required by applicable Law to be disclosed in the Proxy Statement.

9.6     Registration Statement. Within 30 days from the Closing Date, the Purchaser shall file a resale registration statement on Form S-3 (or to the extent not available, on Form S-1) with respect to (a) the Closing Payment Shares; (b) the Purchaser Warrants (including any shares of Purchaser Common Stock issuable upon exercise of such Purchaser Warrants) and (c) the Purchaser Common Stock held by Sponsor.

9.7     Indemnification; Insurance.

(a)     From and after the Closing Date and for a period of six years thereafter, the Purchaser shall fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Purchaser or the Company Group, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Purchaser, the Company Group, on the other hand, in effect immediately prior to the Closing Date, and any indemnification provisions under the Purchaser Charter Documents, Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Closing Date.

(b)     Prior to the Closing Date, the Company shall enter into a directors’ and officers’ liability insurance policy covering the current and former directors, officers and employees, as the case may be, of the Company (the “Insured Parties”) on customary terms that are no less favorable to the Insured Parties than those of any present directors’ and officers’ liability insurance policy maintained by the Company covering the Insured Parties (such policy, a “Company D&O Policy”), for a period of seven years after the Closing Date. All costs and expenses related to the Company D&O Policy, including the insurance premiums, shall be paid by the Company.

(c)     Notwithstanding anything contained in this Agreement to the contrary, this Section 9.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding, jointly and severally, on the Purchaser, the Company Group and all successors and assignees of the Purchaser and the Company Group. In the event that the Purchaser or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, the Purchaser shall cause proper provisions to be made so that the successors and assigns of the Purchaser assume the obligations set forth in this Section 9.7.

(d)     The obligations of the Purchaser and the Company under this Section 9.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 9.7 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 9.7 applies shall be third-party beneficiaries of this Section 9.7.

(e)     The Purchaser shall assume, be jointly and severally liable for, and shall cause its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. The Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any member of the Company Group, or any other indemnification arrangement or otherwise.

(f)     On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 9.7(f) (the “Indemnification Agreements”), which indemnification agreements shall continue to be effective following the Closing.

9.8     R&W Insurance Policy. The parties acknowledge that the Purchaser has entered into the binder agreement with respect to the R&W Insurance Policy as of the date of this Agreement. Purchaser shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision of the R&W Insurance Policy without the written consent of the Company. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and any other fees and expenses of such policy, shall be paid ninety percent (90%) by the Company and ten percent (10%) by the Purchaser.

Article X
CONDITIONS TO CLOSING

10.1     Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)     No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on the consummation of the Closing.

(b)     There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing.

(c)     Any waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d)     The Transaction Expenses of each of the Purchaser and the Company shall have been paid by wire transfer of immediately available funds to the applicable third party in accordance with instructions provided by such third party.

10.2     Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)     The Company shall have performed in all material respects its obligations hereunder required to be performed by it pursuant to this Agreement at or prior to the Closing Date.

(b)     All of the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)     There shall have been no event, change or occurrence that is continuing, which, individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect.

(d)     The Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2 (the “Company Certificate”).

(e)     The Purchaser shall have received Schedules updated as of the Closing Date, which shall be deemed to update the disclosures set forth in the Disclosures Schedule provided to the Purchaser on or prior to the date of this Agreement for all purposes of this Agreement, including for the purpose of determining the satisfaction of the conditions set forth in Section 10.2.

(f)     The R&W Insurance Policy shall continue to be effective as of the Closing Date pursuant to its terms.

10.3     Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)     (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it pursuant to this Agreement at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall (1) be true, correct and complete in all respects at and as of the date of this Agreement, (2) if otherwise specified, when made or when deemed to have been made, and (3) be true, correct and complete as of the Closing Date, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b)     The Sponsor’s 10,000,000 Purchaser Private Warrants shall have been unconditionally and irrevocably forfeited and cancelled.

(c)     The Purchaser shall have met the Cash Closing Requirement.

(d)     The Purchaser shall have received a letter from Nasdaq indicating that the combined company and the Transaction Securities (subject to official notice of issuance) have been approved for listing.

(e)     The Stockholder Representative designees (in accordance with Section 2.4) shall have been appointed to the Purchaser Board, effective as of the Closing, and the Purchaser nominee, if nominated, shall have been nominated in compliance with Section 2.4.

(f)     Purchaser Charter Documents shall have been amended and restated in the forms attached hereto as Exhibit D.

(g)     The Purchaser Stockholder Approval shall have been obtained in accordance with the provisions of the Purchaser Charter Documents and applicable Laws, including the Delaware General Corporation Law, Nasdaq rules and the Exchange Act.

Article XI
DISPUTE RESOLUTION

11.1     Arbitration.

(a)     The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)     If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c)     The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)     The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)     On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f)     The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)     The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)     Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in the State of New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)     The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)     This arbitration section shall survive the termination of this Agreement and any agreement (including the Additional Agreements) contemplated hereby.

11.2     Waiver of Jury Trial; Exemplary Damages.

(a)     THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)     Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XII
TERMINATION

12.1     Termination Without Default.

(a)     In the event that the Closing of the transactions contemplated hereunder has not occurred by January 31, 2020 (the “Outside Closing Date”), the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 12.1(a) if the failure of the Closing to occur prior to the Outside Closing Date is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party. Such right may be exercised by the Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b)     In the event that a court of competent jurisdiction or other Authority shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action shall be final and nonappealable, the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 12.1(b) if such action by such court or Authority is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party.

(c)     In the event that the Purchaser fails to receive the Purchaser Stockholder Approval at the Purchaser Stockholder Meeting (subject to any adjournment or recess of such special meeting pursuant to Section 9.2(a)), the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement by written notice to the other party; provided that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 12.1(c) if the failure to obtain such Purchaser Stockholder Approval is proximately caused by any action or failure to act of the Purchaser that constitutes a breach of this Agreement.

(d)     This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Purchaser and the Company.

12.2     Termination Upon Default.

(a)     The Purchaser may terminate this Agreement on or prior to the Closing Date by giving written notice to the Company, without prejudice to any rights or obligations the Purchaser may have, if the Company or the Stockholders shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied and cannot be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company or the Stockholders’ Representative, as the case may be, of a written notice describing in reasonable detail the nature of such breach; provided, however, that, the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 12.2(a) if the Purchaser is then in material breach of any representation, warranty, agreement or covenant hereunder.

(b)     The Company may terminate this Agreement on or prior to the Closing Date by giving written notice to the Purchaser, without prejudice to any rights or obligations the Company may have, if the Purchaser shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which would result in a failure of a condition set forth in Section 10.3(a) to be satisfied and cannot be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Purchaser of a written notice describing in reasonable detail the nature of such breach; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 12.2(b) if the Company is then in material breach of any representation, warranty, agreement or covenant hereunder.

12.3     Termination for Triggering Event. Either the Purchaser or the Company may, by written notice to the other party, terminate this Agreement on or prior to the Closing Date, without prejudice to any rights or obligations of such party, if a Triggering Event with respect to the other party shall have occurred.

12.4     Effect of Termination. If this Agreement is terminated pursuant to this Article XII, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to any other party hereto, other than liability of any party for common law fraud. The provisions of Section 9.5, Article XI, this Section 12.4 and Article XIII shall survive any termination hereof pursuant to this Article XII.

Article XIII
MISCELLANEOUS

13.1     Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser or the Company (following the Closing), to:

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Attention: Roderick Wong, M.D.

Phone: (646) 343-9280

Email: rw@rtwfunds.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso, Esq.

Phone: (212) 407-4866

Email: gcaruso@loeb.com

if to the Company (prior to the Closing)

Immunovant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Attn: Marianne L. Romeo

Phone: (441) 295-1422

Email: Marianne.Romeo@roivant.com

with a copy to (which shall not constitute notice):

Immunovant, Inc.

320 West 37th Street, 3rd Floor

New York, NY 10018

Attention: W. Bradford Middlekauff, General Counsel

Phone: (212) 847-6204

Email: brad.middlekauff@immunovant.com

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Frank Rahmani, Esq., John T. McKenna, Esq.

Phone: (650) 843-5000

Email: rahmaniff@cooley.com, jmckenna@cooley.com

with a copy to (which shall not constitute notice):

HanAll BioPharma Co., Ltd.

12F Gyeonggi Bio-Center, 147 Kwangkyo-ro

Yeongtong-gu

Suwon, Kyeonggi-do

Seoul

Republic of Korea

Attention: Hyeakyung Ahn

Facsimile: +82-31-888-6523

E-mail: ahnhk@hanall.co.kr

with a copy to (which shall not constitute notice):

HPI Inc.

1 Church St., Suite 103

Rockville, MD 20850

Attention: Minjae Shin

Facsimile: +1-301-738-2016

E-mail: emptymj@hanall.co.kr

with a copy to (which shall not constitute notice):

McDermott, Will & Emery

275 Middlefield Road

Menlo Park CA 94025

Attention: Paul DeStefano

if to the Stockholders’ Representative:

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

13.2     Amendments; No Waivers; Remedies.

(a)     This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)     Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, diminution in value, punitive, consequential, special, indirect, or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3     Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4     Publicity. The parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto (which, for clarity, shall in the case of the Company be from the Purchaser and in the case of the Purchaser be from the Company). If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Purchaser SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) a party may, without the prior consent of the other party hereto but subject to giving advance notice to the other party, issue any such press release or make any such public announcement or statement as may be required by any Law.

13.5     Expenses. The costs and expenses incurred by the Company, the Purchaser and HanAll Biopharma Co., Ltd. (provided that for HanAll Biopharma Co., Ltd., reasonable costs and expenses incurred of only up to an amount of $30,000) in connection with this Agreement and the transactions contemplated hereby, including any Transaction Expenses, shall be paid by the Purchaser at the Closing; provided, for the avoidance of doubt, that if the Closing does not take place, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

13.6     No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party (which, for clarity, shall in the case of the Company be from the Purchaser and in the case of the Purchaser be from the Company). Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that all matters relating to the fiduciary duties of the Company Board shall be subject to the laws of Bermuda.

13.8     Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9     Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10     Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11     Construction of certain terms and references; captions. In this Agreement:

(a)     References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)     Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule.

(e)     If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)     Captions are not a part of this Agreement, but are included for convenience, only.

(g)     “knowledge” with respect to an entity shall mean with respect to any matter in question the actual knowledge of such entity’s executive officers after reasonable inquiry, and as such term is used with respect to the Company, it shall mean such knowledge of Pete Salzmann, Sandeep Kulkarni and Brad Middlekauff (each, a “Key Company Employee”). With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

13.12     Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13     Third Party Beneficiaries. Except as provided in Section 9.7 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14     Waiver. Reference is made to the final prospectus of the Purchaser, dated May 9, 2019 (the “Prospectus”). Each of the Company and the Stockholders’ Representative, for itself and on behalf of the Stockholders, has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, for itself and on behalf of the Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s or the Stockholders’ Representative’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement pursuant to Section 13.18 hereof (including a claim for Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account after giving effect to the redemption of Purchaser Common Stock pursuant to the Redemptions in connection with the Closing) to the Stockholders in accordance with the terms of this Agreement and the Trust Agreement, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company and the Stockholders’ Representative may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Purchaser and any assets that have been purchased or acquired with any such funds). This Section 13.14 shall survive termination of this Agreement for any reason.

13.15     Stockholders’ Representative. Roivant Sciences Ltd., is hereby appointed as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder, (a) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (b) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators under Section 11.1 or other disputes arising under or related to this Agreement, (c) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Share Exchange and (d) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing; provided that for (a), (b), (c) and (d) as applied to HanAll Biopharma Co., Ltd (“HanAll”), only with respect to the matters or as set forth in Schedule 13.15. The Stockholders’ Representative shall provide HanAll with timely notice prior to taking any of the actions set forth in the preceding sentence on behalf of HanAll. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

13.16     Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein, except with respect to common law fraud against the person who committed such common law fraud.

13.17     Acknowledgement by Purchaser.

(a)     Purchaser is not relying and Purchaser has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV and Article VI, including the Disclosure Schedule. Such representations and warranties by the Company Group and the Stockholders constitute the sole and exclusive representations and warranties of the Company Group and the Stockholders in connection with this Agreement and the transactions contemplated thereby and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company Group and Stockholders.

(b)     In connection with the due diligence investigation of the Company Group by Purchaser and its respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company Group and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Group and their businesses and operations and regarding its Affiliate. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Purchaser will have no claim against the Company Group, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Purchaser hereby acknowledges and agrees that neither the Company Group nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

13.18     Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

13.19     Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a)     Each of the parties hereto acknowledges and agrees that Cooley LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby.

(b)     In connection with any matter or dispute under this Agreement, Purchaser hereby irrevocably waives and agrees not to assert, and agree to cause the Company Group after the Closing to irrevocably waive and agree not to asset, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of the Stockholders’ Representative and/or any member of the Company Group (collectively, the “Advised Parties”) prior to and after the Closing.

(c)     Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Advised Parties, shall be controlled by the Stockholders’ Representative on behalf of the Company and shall not pass to or be claimed by Purchaser or the Company Group after the Closing. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholders’ Representative and the Company, shall be controlled by the Stockholders’ Representative on behalf of the Company and shall not pass to or be claimed by Purchaser or the Company Group after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Closing, the Company Group and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d)     Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company Group, on the one hand, and a third party other than the Stockholders’ Representative or the Company, on the other hand, Purchaser or the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Purchaser or the Company Group may waive such privilege without the prior written consent of the Stockholders’ Representative. In the event that Purchaser or the Company Group is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify the Stockholders’ Representative in writing (including by making specific reference to this Section 13.19) so that the Stockholders’ Representative can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(e)     To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Stockholders’ Representative shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Company Group after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)     Purchaser agrees on behalf of itself and the Company Group after the Closing, (i) to the extent that Purchaser or, after the Closing, the Company Group receives or takes physical possession of any Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Advised Parties or any other Person, of the privileges or protections described in this section, and (b) neither Purchaser nor the Company Group after the Closing shall assert any claim that any of the Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Stockholders’ Representative or the Company waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or the Company Group after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Deal Communications from Prior Company Counsel so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

13.20     No Survival. The parties hereto, intending to modify any applicable statute of limitations, agree that (a) other than for the sole purpose of recovery under R&W Insurance Policy, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:
HEALTH SCIENCES ACQUISITIONS CORPORATION

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	President

Company:
IMMUNOVANT SCIENCES LTD.

By:	/s/ Marianne L. Romeo
Name:	Marianne L. Romeo
Title:	Authorized Signatory

Stockholders’ Representative:
ROIVANT SCIENCES LTD.

By:	/s/ Marianne L. Romeo
Name:	Marianne L. Romeo
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Stockholders:
ROIVANT SCIENCES LTD.

By:	/s/ Marianne L. Romeo
Name:	Marianne L. Romeo
Title:	Authorized Signatory

RTW MASTER FUND, LTD.

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Director

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Director

HANALL BIOPHARMA CO., LTD.

By:	/s/ Seung Kook Park
Name:	Seung Kook Park
Title:	Chief Executive Officer

EXHIBIT A

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of September 29, 2019, by and between the undersigned (the “Holder”) and Health Sciences Acquisitions Corporation, a Delaware corporation (“Health Sciences”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Share Exchange Agreement (as defined below).

BACKGROUND

A.     Health Sciences has entered into that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among Health Sciences, Immunovant Sciences Ltd., a Bermuda exempted limited company (“Immunovant”), the stockholders of Immunovant (each, a “Stockholder” and, collectively, the “Stockholders”), and Roivant Sciences Ltd., a Bermuda exempted limited company.

B.     Pursuant to the Share Exchange Agreement, Health Sciences shall purchase 100% of Immunovant’s outstanding common shares from the Stockholders (the “Transaction”). As consideration for the Transaction, Health Sciences will issue shares of its common stock, par value $0.0001 per share (the “HS Shares”), to the Stockholders.

C.     The Holder is the record and/or beneficial owner of common shares of Immunovant and is therefore entitled to receive HS Shares pursuant to the Share Exchange Agreement.

D.     As a condition of, and as a material inducement for Health Sciences to enter into and consummate the transactions contemplated by the Share Exchange Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.     Lock-Up

(a)     During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Health Sciences.

(b)     In furtherance of the foregoing, Health Sciences will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Health Sciences’ transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Health Sciences’ transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)     For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)     For purpose of this Agreement, the “Lock-up Period” means: (i) with respect to 50% of the Lock-up Shares, the shorter of (A) the period commencing on the Closing Date (as defined in the Share Exchange

Agreement) and ending on the date that is six (6) months thereafter; and (B) the period commencing on the Closing Date and ending on the date on which the last reported closing price of the HS Shares on the Nasdaq Capital Market (or such other exchange on which the HS Shares are then listed) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days during any 30 trading day period thereafter; and (ii) with respect to the remaining 50% of the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is six (6) months thereafter.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; or (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement.

In addition, if within six (6) months after the Closing Date, there is a Change of Control (as defined in the Share Exchange Agreement), then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein.

2.     Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of Health Sciences, Health Sciences’ legal counsel, Immunovant or its legal counsel, or any other person.

3.     Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Health Sciences, or any economic interest in or derivative of such stock, other than those HS Shares specified on the signature page hereto. For purposes of this Agreement, the HS Shares beneficially owned by the Holder on the Closing Date, together with any HS Shares acquired during the Lock-up Period, and including any securities convertible into, or exchangeable for, or representing the rights to receive HS Shares, if any, are collectively referred to as the “Lock-up Shares.”

4.     No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.     Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)     If to Health Sciences, to:

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Attention: Roderick Wong, M.D.

Phone: (646) 343-9280

Email: rw@rtwfunds.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso

Phone: (212) 407-4866

Email: gcaruso@loeb.com

(b)     If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Frank Rahmani

Phone: (650) 843-5753

Email: rahmaniff@cooley.com

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.     Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.     Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.     Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Health Sciences and its successors and assigns.

9.     Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10.     Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.     Dispute Resolution. Article XII of the Share Exchange Agreement regarding arbitration of disputes is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14.     Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

15.     Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HEALTH SCIENCES ACQUISITIONS CORPORATION
By:
	Name:	Roderick Wong, M.D.
	Title:	President

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER
By:
Name:
Title:
Address:

EXHIBIT B

Form of Registration Rights Agreement

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 29th day of September, 2019, by and among Health Sciences Acquisitions Corporation, a Delaware corporation (the “Company”), and the undersigned parties listed under Investor on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among the Company, Immunovant Sciences Ltd., a Bermuda exempted limited company (“Immunovant”), the stockholders of Immunovant (the “Immunovant Stockholders”) and Roivant Sciences Ltd., a Bermuda exempted limited company, to effect the consummation of a business combination with Immunovant (the “Business Combination”);

WHEREAS, Health Sciences Holdings, LLC (the “Sponsor”) is party to that certain Registration Rights Agreement, dated May 9, 2019 (the “Prior Agreement”), pursuant to which the Company provided the Sponsor with certain rights relating to the registration of the securities held by them; and

WHEREAS, as a condition of, and as a material inducement for Immunovant to enter into and consummate the transactions contemplated by the Share Exchange Agreement, the Company and the Sponsor have agreed to amend and restate the Prior Agreement to provide certain rights relating to the registration of shares of Common Stock (as defined below) held by stockholders of Immunovant, as of and contingent upon the closing of the Business Combination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Agreement is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Closing Date” is the closing date of the Business Combination and has the meaning set forth in Section 2.3 of the Share Exchange Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Private Warrants” means the 10,000,000 Warrants that the Investors are privately purchasing simultaneously with the consummation of the Company’s initial public offering.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all shares of Common Stock (i) issued or issuable to Investors in connection with the Business Combination (including shares of Common Stock that may be issued after the closing of the Business Combination pursuant to the Share Exchange Agreement) and (ii) held by the Sponsor immediately after the closing of the Business Combination (including shares of Common Stock purchased by the Sponsor in connection with the Business Combination and underlying the Private Warrants). Registrable Securities include any Warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock underlying the Private Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 under the Securities Act without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Warrants” means the warrants of the Company, each entitling the holder thereof to purchase one half of one share of Common Stock.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. At any time and from time to time on or after the Closing Date of the Business Combination, either (i) the holders of a majority-in-interest of the Registrable Securities held by the Investors or their affiliates, or the transferees of the Investors, (ii) the Sponsor or its affiliates or transferees and/or (iii) Roivant Sciences Ltd. or its affiliates or transferees, may make a written demand for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities. For the avoidance of doubt, each of (a) the holders of a majority-in-interest of the Registrable Securities held by the Investors, (b) the Sponsor and (c) Roivant Sciences Ltd. are permitted to exercise a Demand Registration pursuant to this Section 2.1.1 with respect to their respective Registrable Securities.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the Closing Date of the Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to Register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with the shares of Common Stock, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which Registration has been requested pursuant to the written contractual piggy-back Registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such Registration:

(a) If the Registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum

Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which Registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3. At any time and from time to time on or after the Closing Date of the Business Combination the holders of a majority-in-interest of the Registrable Securities held by the Investors or their affiliates, or the transferees of the Investors may request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Mandatory Registration. Promptly following the Closing Date of the Business Combination, the Company shall file with the Commission a resale Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the registration under the Securities Act and sale, of all of the Registrable Securities held by the Investors that are Immunovant Stockholders. The Company shall cause the same to become effective and to maintain the effectiveness of such Registration Statement until the earlier of (i) the date that all of the securities registered thereunder have been sold by such Investors or (ii) the date such securities are freely saleable under Rule 144 under the Securities Act without volume limitations.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that, before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish, to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Company shall use its best efforts to (i) Register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be Registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and, with respect to written information relating to such holder. that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available, for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the Registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable

Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided that, if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Attention: Roderick Wong, M.D.

Phone: (646) 343-9280

Email: rw@rtwfunds.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso, Esq.

Phone: (212) 407-4866

Email: gcaruso@loeb.com

To an Investor, to the address set forth below such Investor’s name on the signature pages hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
HEALTH SCIENCES ACQUISITIONS CORPORATION
By:
Name:
Title:

INVESTOR:

Print Name of Investor

Signature
By:
Title:
Address:

EXHIBIT C

Form of Sponsor Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is entered into as of the 29th day of September, 2019, by and between Health Sciences Acquisitions Corporation, a Delaware corporation (the “Company”), and Health Sciences Holdings, LLC (the “Holder”).

W I T N E S S E T H:

WHEREAS, in December 2018, the Holder purchased 2,875,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”);

WHEREAS, the Shares are currently held in escrow pursuant to the terms of that certain Stock Escrow Agreement, dated May 9, 2019 (the “Escrow Agreement”), between the Company, the Holder and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”);

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among the Company, Immunovant Sciences Ltd., a Bermuda exempted limited company (“Immunovant”), the stockholders of Immunovant and Roivant Sciences Ltd., a Bermuda exempted limited company, to effect the consummation of a business combination with Immunovant (the “Business Combination”); and

WHEREAS, Holder is entering in to this Agreement as a condition of, and as a material inducement for Immunovant to enter into and consummate the transactions contemplated by the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.     Cancellation of Shares. Concurrently with the Closing (as defined in the Share Exchange Agreement) the Company shall instruct the Escrow Agent to cancel a number of Shares (the “Canceled Shares”) equal to: (a) 1,800,000, multiplied by (b) (i) the number of shares of Common Stock validly redeemed by holders thereof in connection with the Business Combination as reflected in the records of the Company’s transfer agent, divided by (ii) 11,500,000.

2.     Share Restriction. Concurrently with the Closing, the Company shall instruct the Escrow Agent that a number of Shares (the “Restricted Shares”) equal to 1,800,000 minus the number of Canceled Shares, shall be held in escrow and subject to potential forfeiture until vested in accordance with Section 4 below.

3.     Representations. The Company and the Holder hereby represent and warrant as follows:

a.     Company Representations.

i)     Authority; Due Execution. The Company has all requisite power and authority and the legal capacity to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

ii)     No Conflicts. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (A) conflict with or violate any law applicable to the Company of which the Company is aware, or (B) result in the creation of a lien or encumbrance on the Company’s assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of the Company’s assets is bound or affected.

b.     Holder Representations.

i)     The Holder has all requisite power and authority and the legal capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

ii)     The Holder owns, of record and beneficially, and has good, valid and indefeasible title to the Shares free and clear of any and all mortgages, pledges, security interests, encumbrances, liens or charges of any kind, except for those imposed on the Holder in connection with the Company’s initial public offering. Except for those agreements the Company is a party to, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Holder is a party or by which the Holder or the Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Shares.

4     Treatment of Restricted Shares.

a.     Registration. The Restricted Shares shall remain in the name of the Holder registered in book entry form at the Company’s transfer agent. Unless and until the Restricted Shares are forfeited as provided herein, Holder shall be entitled to vote such shares. Any distributions of Common Stock declared with respect to the Restricted Shares, including, but not limited to, shares of Common Stock issued as a result of a stock dividend, stock split, combination of shares or otherwise, shall be set aside and not paid until the Restricted Shares have been vested and released to the Holder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited.

b.     Nontransferability. Except as otherwise required by law, Restricted Shares that have not vested in accordance with the terms of this Agreement may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

c.     Vesting. The Restricted Shares shall vest and no longer be subject to forfeiture in accordance with the following schedule:

i)     50% of the Restricted Shares shall vest and no longer be subject to forfeiture upon the date of final determination pursuant to Section 3.3(a) of the Share Exchange Agreement that Milestone #1 has been achieved and the applicable Earnout Shares (as defined therein) have become deliverable thereunder; and

ii)     50% of the Restricted Shares shall vest and no longer be subject to forfeiture upon the date of final determination pursuant to Section 3.3(a) of the Share Exchange Agreement that Milestone #2 has been achieved and the applicable Earnout Shares have become deliverable thereunder.

Notwithstanding the foregoing, in the event that, prior to the vesting of all Restricted Shares pursuant to clauses (i) and (ii) above, there is an Acceleration Event (as defined in the Share Exchange Agreement), then all Restricted Shares shall immediately vest in full and no longer be subject to forfeiture upon the consummation of such Acceleration Event; provided that, the Restricted Shares, if any, that remain subject to the vesting conditions set forth in clauses (i) and (ii) above shall not be deemed vested if the value of the consideration to be received in exchange for each share of Common Stock in the event of an Acceleration Event that is a Change of Control (as defined in the Share Exchange Agreement) is lower than the applicable stock price thresholds referenced thereby.

d.     Delivery following Vesting. Upon the achievement of the vesting conditions set forth above, the Company shall instruct the Escrow Agent to remove any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement from such vested Restricted Shares, and such Shares will be eligible for release from escrow. For the avoidance of doubt, to the extent then-applicable, such Shares will remain subject to the restrictions set forth in Section 3 of the Escrow Agreement.

e.     Cancellation of Unvested Restricted Shares. To the extent that all Restricted Shares have not vested pursuant to the terms of this Agreement by the date it is finally determined that the stockholders of Immunovant are not entitled or eligible to receive any further Earnout Shares under the Share Exchange Agreement, the Company and the Holder shall instruct the Escrow Agent to cancel such Restricted Shares that have not then-vested.

5.     Notice. All notices, request, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

If to Company, to it at:

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Attention: Roderick Wong, M.D.

Phone: (646) 343-9280

Email: rw@rtwfunds.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso

Phone: (212) 407-4866

Email: gcaruso@loeb.com

If to Holder, to Holder at Holder’s last known mailing address specified in the Company’s records,

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

6.     Assignment. Neither party may assign any of its respective rights or obligations hereunder, except by operation of law.

7.     Amendments. This Agreement may not be amended, modified, or terminated without the written agreement of both parties hereto.

8.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York, without regard to the principles of conflicts of law.

9.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Company and Holder have entered into this Agreement as of the grant date specified above.

HEALTH SCIENCES ACQUISITIONS CORPORATION
By:
Name:	Roderick Wong, M.D.
Title:	President
HEALTH SCIENCES HOLDINGS, LLC
By:
Name:	Naveen Yalamanchi, M.D.
Title:	Director

EXHIBIT D

Purchaser Charter Documents

The form of amended and restated certificate of incorporation and bylaws will be determined following the date of this Agreement.

EXHIBIT E

R&W Insurance Policy